Exhibit 10(j)
     Description of Stock Option Grant Practices for Employees and Officers

     Our compensation program currently includes the issuance of stock options to all of our eligible employees and officers on their date of hire, with additional options granted each year as part of the annual review by the Compensation Committee of compensation (see also Exhibit 10(i)). An employees' initial grant generally vest 25% per year over a period of four years, while the annual grants generally cliff vest 100% four years from the grant date. The goal of our stock option grant program to all employees is to provide a generally consistent level of option grants that vest each year.

     As part of their annual compensation evaluation, the Compensation Committee considers the computed value of stock options using the Black-Scholes pricing model, and also takes into consideration:

     o the total options outstanding relative to the total common stock outstanding;

     o the number of option grants made by comparable companies in the aggregate and for similar positions;

     o the perceived incentive value of the options currently held by the employees; and

     o    the overall compensation package by the Company for that year.

     Based on these factors, the Committee determines the appropriate number of stock options to set aside for issuance to new employees and the number to be granted to existing employees who are part of the Company's annual recurring grant program. Since the price of the Company's stock has generally increased over the last few years, the Black-Scholes pricing model suggests that the number of stock options granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant. The Committee, following a practice generally used since 1999, has reduced the number of annual option grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of stock option compensation for each employee, as they believe the other factors, noted above, should also be taken into consideration.

     Once overall Company-wide levels of cash compensation and stock option grants are determined, stock options are generally allocated among employees on the basis of their current year bonuses which are set at the same time. Our executive officers receive a level of stock options calculated using the same percentage of bonuses as the other employees in the management and professional group, using the same classifications of employees referenced in Exhibit 10(i) third level even though their bonuses are paid at the fourth level. These classifications of employees for cash bonuses and stock options are generally based upon the level of base compensation. All options are granted at the prevailing market price for our common stock and only have value if the market price of the common stock increases after the date of grant. All of the options granted under the option plan expire ten years from the date of grant and, to the extent allowed under the United States federal income tax laws, are granted as incentive stock options.

     Currently we plan to discontinue the use of stock options effective July 1, 2005. Future grants to new employees and recurring grants to existing employees will be made with stock appreciation rights payable only in stock rather than stock options. The allocation methodology and practice is expected to remain the same. This change will not impact the employees' level of compensation or potential economic benefit, but will benefit all shareholders as it will significantly reduce the amount of dilution caused by the issuance of stock options.